Exhibit 99

RPC, Inc. Reports Fourth Quarter 2021 Financial Results

ATLANTA, January 26, 2022 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the fourth quarter and year ended December 31, 2021. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended December 31, 2021, RPC generated revenues of $268.3 million, an increase of 80.5 percent compared to $148.6 million in the fourth quarter of 2020 due to higher customer activity levels resulting in higher utilization of our existing equipment and pricing improvements. Operating profit for the fourth quarter of 2021 was $20.1 million compared to an operating loss of $21.6 million in the fourth quarter of the prior year. Adjusted operating loss for the fourth quarter of 2020 was $11.3 million.1 Net income for the fourth quarter of 2021 was $12.3 million, or $0.06 diluted earnings per share, compared to a net loss of $10.2 million, or $0.05 loss per share in the fourth quarter of the prior year. The adjusted net loss in the fourth quarter of 2020 was $6.8 million, or $0.03 adjusted loss per share.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2021 was $39.4 million, compared to negative $2.5 million in the same period of the prior year.3 Adjusted EBITDA for the fourth quarter of 2020 was $7.8 million.3

Cost of revenues during the fourth quarter of 2021 was $200.6 million, or 74.8 percent of revenues, compared to $117.9 million, or 79.3 percent of revenues during the fourth quarter of 2020. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, such as materials and supplies expenses, maintenance and repairs expenses, employment costs and fuel costs. In addition, these costs increased due to higher market prices for materials and supplies, fuel and other raw materials. Cost of revenues as a percentage of revenues decreased due to the leverage of higher revenues over direct employment costs and improved pricing for RPC’s services.

Selling, general and administrative expenses increased to $32.1 million in the fourth quarter of 2021 from $26.0 million in the fourth quarter of 2020 due to increases in employment related costs. Selling, general and administrative expenses decreased from 17.5 percent of revenues in the fourth quarter of 2020 to 12.0 percent of revenues in the fourth quarter of 2021 due to leverage of higher revenues over costs that are relatively fixed during the short term.

Depreciation and amortization was $18.9 million in the fourth quarter of 2021 compared to $18.0 million in the fourth quarter of the prior year.

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net income or net loss, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Fourth Quarter 2021 Earnings Release

For the twelve months ended December 31, 2021, revenues increased 44.6 percent to $864.9 million compared to $598.3 million for the same period last year. Net income for the twelve months ended December 31, 2021 was $7.2 million, or $0.03 diluted earnings per share, compared to a net loss of $212.2 million, or $1.00 loss per share in the same period last year. Adjusted net loss for the 12 months ended December 31, 2020 was $58.1 million, or $0.27 adjusted loss per share. 2

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended December 31, 2021 increased by $42.9 million, or 19.1 percent, compared to the prior quarter due to higher customer activity levels in all of our major service lines, resulting in higher utilization of our existing equipment and net pricing improvements. Cost of revenues during the fourth quarter of 2021 increased by $30.0 million. As a percentage of revenues, cost of revenues decreased to 74.8 percent in the fourth quarter of 2021 from 75.7 percent in the third quarter of 2021 due to leverage of higher revenues over employment costs which are relatively fixed during the short term. Selling, general and administrative expenses increased by $682 thousand in the fourth quarter of 2021 compared to the prior quarter. RPC’s operating profit in the fourth quarter of 2021 was $20.1 million, compared to an operating profit of $8.0 million in the third quarter of 2021. EBITDA for the fourth quarter of 2021 was $39.4 million compared to EBITDA of $26.5 million in the third quarter of 2021.3

The average U.S. domestic rig count during the fourth quarter of 2021 was 561, a 12.2 percent increase compared to the third quarter of 2021 and an 80.4 percent increase compared to the same period in 2020. The average price of oil during the fourth quarter of 2021 was $77.27 per barrel, a 9.6 percent increase compared to the third quarter of 2021 and an 81.3 percent increase compared to the same period in 2020. The average price of natural gas during the fourth quarter of 2021 was $4.73 per Mcf, a 7.7 percent increase compared to the third quarter of 2021 and an 89.2 percent increase compared to the same period in 2020.

Management Commentary

“RPC’s fourth quarter revenues increased as strong current and forecasted commodity prices encouraged our customers to continue their drilling and completion activities. In addition, our revenues grew due to higher pricing and the new Tier IV dual-fuel pressure pumping fleet we placed into service late in the third quarter,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.

“As we begin 2022, there are many indications of continued growing activity levels and improved pricing. We look forward to participating in this market with well-maintained fleets of equipment and trained crews. Our operational environment is being impacted by personnel shortages exacerbated by the current COVID surge. Our industry is also facing materials and parts shortages impacting many essential inputs, as well as price increases for raw materials and components. While we have been able to stay ahead of these issues, they may impact our utilization and profitability in the near term,” concluded Hubbell.

Fourth Quarter 2021 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Technical Services fourth quarter 2021 revenues increased by 83.1 percent compared to the same period of the prior year and by 20.1 percent compared to the prior quarter. Technical Services generated an operating profit of $20.5 million in the fourth quarter of 2021 compared to an operating profit of $8.3 million in the third quarter of 2021 and an operating loss of $11.3 million in the fourth quarter of the prior year. The sequential and year-over-year improvements in Technical Services operating results were driven by higher customer activity levels resulting in higher utilization of our existing equipment and pricing improvements. Support Services revenues increased by 43.0 percent during the fourth quarter compared to the same period of the prior year due to higher activity levels within rental tools, the largest service line within this segment. On a sequential basis, Support Services revenues increased by 2.5 percent compared to the prior quarter.

(in thousands)	Three Months Ended			Twelve Months Ended December 31,
	December 31,	September 30,	December 31,
	2021	2021	2020	2021	2020
Revenues:
Technical Services	$254,444	$211,842	$138,978	$815,046	$556,488
Support Services	13,808	13,468	9,659	49,883	41,814
Total revenues	$268,252	$225,310	$148,637	$864,929	$598,302
Operating profit (loss):
Technical Services	$20,496	$8,272	$(11,277)	$24,434	$(82,525)
Support Services	(373)	(55)	(2,575)	(5,725)	(6,714)
Corporate expenses	(3,539)	(3,080)	577	(13,300)	(12,426)
Impairment and other charges	-	-	(10,318)*	-	(217,493)
Gain on disposition of assets, net	3,474	2,837	1,947	10,882	9,523
Total operating profit (loss)	$20,058	$7,974	$(21,646)	$16,291	$(309,635)
Interest expense	(166)	(1,280)	(116)	(1,929)	(373)
Interest income	12	15	65	59	496
Other income, net	456	448	1,101	2,027	81

Income (Loss) before income taxes	$20,360	$7,157	$(20,596)	$16,448	$(309,431)

* Includes $5,658 of impairment charges related to Technical Services and $4,660 related to pension settlement loss.

RPC, Inc. will hold a conference call today, January 26, 2022 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 6289864. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

Fourth Quarter 2021 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including our belief that the forecast is strong for commodity prices and our belief that our industry is facing materials and parts shortages impacting many essential inputs, as well as price increases for raw materials and components and they may impact our utilization and profitability in the near term and our belief that we have been able to stay ahead of these issues. Such risks include changes in general global business and economic conditions, including the continued economic impact caused by the COVID-19 pandemic and fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2020.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Fourth Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
REVENUES	$268,252	$225,310	$148,637	$864,929	$598,302
COSTS AND EXPENSES:
Cost of revenues	200,629	170,621	117,886	663,262	480,739
Selling, general and administrative expenses	32,128	31,446	26,017	123,572	123,698
Impairment and other charges	-	-	10,318	-	217,493
Depreciation and amortization	18,911	18,106	18,009	72,686	95,530
Gain on disposition of assets, net	(3,474)	(2,837)	(1,947)	(10,882)	(9,523)
Operating profit (loss)	20,058	7,974	(21,646)	16,291	(309,635)
Interest expense	(166)	(1,280)	(116)	(1,929)	(373)
Interest income	12	15	65	59	496
Other income, net	456	448	1,101	2,027	81
Income (Loss) before income taxes	20,360	7,157	(20,596)	16,448	(309,431)
Income tax provision (benefit)	8,021	1,891	(10,357)	9,231	(97,239)
NET INCOME (LOSS)	$12,339	$5,266	$(10,239)	$7,217	$(212,192)

EARNINGS (LOSS) PER SHARE
Basic	$0.06	$0.02	$(0.05)	$0.03	$(1.00)
Diluted	$0.06	$0.02	$(0.05)	$0.03	$(1.00)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	215,640	215,677	212,708	215,646	212,492
Diluted	215,640	215,677	212,708	215,646	212,492

Fourth Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(In thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$82,433	$84,496
Accounts receivable, net	258,635	161,771
Inventories	78,983	82,918
Income taxes receivable	58,504	82,943
Prepaid expenses	9,773	9,124
Assets held for sale	692	4,032
Other current assets	2,990	3,075
Total current assets	492,010	428,359
Property, plant and equipment, net	254,408	264,411
Operating lease right-of-use assets	24,572	27,270
Finance lease right-of-use assets	20,327	-
Goodwill	32,150	32,150
Other assets	40,898	38,315
Total assets	$864,365	$790,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$74,404	$41,080
Accrued payroll and related expenses	15,350	18,428
Accrued insurance expenses	10,129	5,489
Accrued state, local and other taxes	1,905	2,788
Income taxes payable	656	1,115
Current portion of operating lease liabilities	6,387	9,192
Current portion of finance lease liabilities	20,194	-
Other accrued expenses	1,824	1,473
Total current liabilities	130,849	79,565
Long-term accrued insurance expenses	11,770	11,822
Long-term pension liabilities	35,376	33,080
Long-term operating lease liabilities	19,719	21,090
Other long-term liabilities	7,111	49
Deferred income taxes	17,749	13,332
Total liabilities	222,574	158,938
Common stock	21,563	21,495
Capital in excess of par value	-	-
Retained earnings	640,936	627,778
Accumulated other comprehensive loss	(20,708)	(17,706)
Total stockholders' equity	641,791	631,567
Total liabilities and stockholders' equity	$864,365	$790,505

Fourth Quarter 2021 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Profit (Loss) to Adjusted Operating Profit (Loss), the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reconciliation of Operating Profit (Loss) to Adjusted Operating Profit (Loss)

Operating Profit (Loss)	$20,058	$7,974	$(21,646)	$16,291	$(309,635)
Add:
Impairment and other charges	-	-	10,318	-	217,493
Adjusted Operating Profit (Loss)	$20,058	$7,974	$(11,328)	$16,291	$(92,142)

Fourth Quarter 2021 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and the Reconciliation of Earnings (Loss) Per Share to Adjusted Earnings (Loss) Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

Net Income (Loss)	$12,339	$5,266	$(10,239)	$7,217	$(212,192)
Add:
Discrete tax adjustments	-	-	(4,581)	-	16,722
Impairment and other charges, net of tax	-	-	7,980	-	137,392
Total Impact of Discrete tax adjustments
and Impairment and other charges	-	-	3,399	-	154,114
Adjusted Net Income (Loss)	$12,339	$5,266	$(6,840)	$7,217	$(58,078)

Reconciliation of Earnings (Loss) Per Share to Adjusted Earnings (Loss) Per Share

Earnings (Loss) Per Share	$0.06	$0.02	$(0.05)	$0.03	$(1.00)
Total Impact of Discrete tax adjustments
and Impairment and other charges	$0.00	$0.00	$0.02	$0.00	$0.73

Adjusted Earnings (Loss) Per Share	$0.06	$0.02	$(0.03)	$0.03	$(0.27)

Weighted Average Shares Outstanding	215,640	215,677	212,708	215,646	212,492

Fourth Quarter 2021 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Net Income (Loss)	$12,339	$5,266	$(10,239)	$7,217	$(212,192)
Add:
Income tax provision (benefit)	8,021	1,891	(10,357)	9,231	(97,239)
Interest expense	166	1,280	116	1,929	373
Depreciation and amortization	18,911	18,106	18,009	72,686	95,530
Less:
Interest income	12	15	65	59	496
EBITDA	$39,425	$26,528	$(2,536)	$91,004	$(214,024)
Add:
Impairment and other charges	-	-	10,318	-	217,493
Adjusted EBITDA	$39,425	$26,528	$7,782	$91,004	$3,469